Exhibit 10.1
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (hereinafter, the “Agreement”) is made and entered into this 29 day of August, 2000, by and between TOWN SPORTS INTERNATIONAL, INC., with its corporate headquarters located at 888 Seventh Avenue, New York, New York 10106 (hereinafter, “TSI”) and JENNIFER PRUE, with her principle residence currently located at ______________________ (hereinafter referred to as “Executive”).
RECITALS
     WHEREAS, TSI desires to employ Executive to render services to it in accordance with the terms and conditions set forth in this Agreement; and
     WHEREAS, the Executive wishes to serve in the employ of TSI for its benefit in accordance with the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:
1. EMPLOYMENT TERMS AND DUTIES
     1.1 EMPLOYMENT. TSI hereby employs Executive, and the Executive hereby accepts employment with TSI, in accordance with the terms and conditions set forth in this Agreement.
     1.2 DEVOTION TO EMPLOYMENT. During the term of this Agreement, Executive shall devote her full-time efforts, attention, skill and energy on behalf of TSI, and she shall not engage in any other gainful employment without the written consent of TSI; provided, however, that nothing contained herein shall prohibit Executive from investing or trading in stocks, bonds, commodities or other forms of investment, including real property.
     1.3 TERM OF AGREEMENT. The “Effective Date” of this Agreement shall be the 1st day of September, 2000, and it shall continue in full force and effect until terminated as hereinafter provided.
     1.4 DUTIES. The Executive shall serve as Chief Information Officer (“CIO”) of TSI, and shall have such duties consistent with Executive’s job title as are assigned or delegated to her by TSI. The Executive shall use her best efforts to promote the success of TSI’s business and shall cooperate fully with TSI in the advancement of the best interests of the company. During Executive’s employment with TSI, Executive’s office shall be located at TSI’s Corporate Office, at 888 7th Avenue, New York, New York. The parties further acknowledge and agree that TSI, at its discretion, may relocate its Information Technology (“IT”) department to another location. In the event that such a relocation does occur, the parties agree that Executive shall be required to spend a reasonable and appropriate amount of time at this new location in order to supervise this department. TSI expressly recognizes the fact that travel time may encroach on Executive’s presence in the office.

2. COMPENSATION
     2.1 COMPENSATION.
          a. Base Salary. TSI shall pay to Employee as compensation for her services a salary of $2,884.61 per week, subject to applicable withholdings and deductions, including for taxes, FICA, medicaid and other similar matters, payable in accordance with TSI’s customary payroll practices. Executive’s salary shall be reviewed annually by TSI, at which time Executive’s salary may be increased as mutually agreed upon by Executive and TSI.
          b. Guaranteed Bonus. To provide greater incentive for Executive, and as further inducement for Executive to join TSI, Executive shall receive a guaranteed bonus in the amount of Fifty Thousand Dollars ($50,000.00), which shall be deemed earned on December 31, 2000, and which shall be payable on February 15, 2001 In subsequent years, Executive shall receive an annual guaranteed bonus of Sixty Thousand Dollars ($60,000.00), which shall be deemed earned on December 31st of each year, and shall be paid in arrears by no later than February 15 of the following year, the first such $60,000.00 guaranteed bonus shall be paid to Executive on or before February 15, 2002 for the year ended 12/31/2001.
          c. Performance Bonus. As additional compensation and incentive for Executive, she shall be eligible to receive an additional company performance bonus annually of up to Forty Thousand Dollars ($40,000.00). This bonus shall be payable in arrears no later than February 15 of the following year during which the company performance bonus is earned.
          d. Fringe Benefits. During the term of this Agreement, Executive shall be entitled to all fringe benefits and/or benefit plans offered generally to the TSI’s full-time employees as established or modified from time to time by TSI, including but not limited to, participation in TSI’s contributory health plan and 401K plan, subject always to the rules in effect regarding eligibility and participation in such plans. TSI shall provide Executive with a company cellular telephone, laptop computer, and all other technical and logistical support as are reasonably necessary and appropriate as determined by agreement between TSI and Executive.
          e. Business Expenses. Except as otherwise provided herein, TSI shall pay, either directly or by reimbursement to Executive, such reasonable and necessary business expenses incurred by Executive in the course of her employment with TSI as are consistent with the company’s policies in existence from time to time, subject to such verification and record keeping requirements as may be established from time to time by the Corporation.
          f. Relocation, Housing and Travel Expenses. As additional inducement to Executive, and to ensure that Executive shall be available and able to render services to TSI in a timely fashion upon execution of this Agreement, TSI shall pay to Executive a one-time relocation expense of up to Twenty Thousand Dollars ($20,000.00). During Executive’s employment with TSI, Executive’s office shall be located at the TSI Corporate Office, located at 888 7th Avenue, New York, New York. During Executive’s employment, TSI shall pay for Executive’s accommodations in New York in the existing accommodations presently being provided to Executive or of a substantially similar nature, as well as for any and all related travel between New York and Executive’s place of residence in either Colorado or Florida.

          g. Vacation, Holiday Pay and Sick Leave. Executive shall be eligible to receive three (3) weeks of paid vacation per annum, such paid vacation time to increase in accordance with TSI’s policy related to length of service. All vacations shall be taken by Executive at such time or times as may be approved by the Corporation. Additionally, Executive shall be entitled to eight (8) paid holidays per year, in accordance with TSI’s Employee Handbook. Executive shall also be entitled to six (6) paid sick days per year. In September, 2000, Executive shall also be entitled to take two (2) weeks of personal leave, such time shall not be treated as vacation leave.
          h. Authorized Time Off. Executive shall be entitled to such time off with pay for attendance at seminars, courses, meetings and conventions as is authorized by TSI from time to time. The specific seminars, courses, meetings and conventions to be attended by Executive shall be subject to the TSI’s prior approval.
     2.2 STOCK OPTIONS. Upon the commencement of her employment, Executive shall be issued Four Thousand (4,000) performance vesting options, such options to vest over a five (5) year period in accordance with TSI’s Employee Common Stock Option Plan. Executive’s participation in this plan shall be based upon the same performance targets established for all employees and as detailed by TSI in its April 24, 2000 Memorandum to Stock Option Participants and/or as otherwise outlined in TSI’s Employee Common Stock Option Plan. The strike price of Executive’s options shall be $75.00 per share, in accordance with the strike price previously established for all TSI employees who received options in the year 2000 grant. During Executive’s employment with TSI, Executive may become eligible to receive additional performance vesting options, at the discretion of TSI.
3. TERMINATION OF EMPLOYMENT
     3.1 TERMINATION OF EMPLOYMENT.
               a. Voluntary Termination. Executive or TSI may voluntarily terminate Executive’s employment with TSI at any time, without cause, by delivering to the other party written notice of such intention not less than thirty (30) days prior to the effective date of termination. In the event of a termination of Executive by TSI for any reason other than “for cause” as defined in subsection 3.1(b) of this Agreement, Employee shall receive a guaranteed, lump-sum, severance payment equal to 50% of Executive’s annual salary for the year immediately preceding the termination and 50% of Executive’s guaranteed bonus for the year immediately preceding the termination. This guaranteed severance payment shall be in addition to any guaranteed and/or performance bonus earned by and owed to the Executive, but that have not yet been paid by TSI prior to any such termination in accordance with Paragraph 2.1(b) and 2.1(c) herein. The parties acknowledge and agree that this guaranteed severance provision is a material term of this Agreement, and shall be binding upon TSI’s successors and assigns.
               b. Termination for Cause. TSI may immediately terminate Executive’s employment with the TSI “for cause” by giving written notice (without regard to the thirty (30) day period provided above) of such termination to Executive specifying the specific grounds therefore. A termination “for cause” shall only be for any one or more of the following reasons:
          (1) Willfully and materially damaging TSI’s property, business, reputation or goodwill, provided that any such damage must be actually incurred, quantifyable and documented by TSI prior to any termination “for cause”. There shall be absolutely no termination of Executive for “cause” under this Agreement based upon alleged damages to TSI’s business, reputation or goodwill which are purely prospective and/or speculative in nature. Such damages, merely alleged by TSI, shall in no way constitute grounds for termination “for cause” under this Agreement. Executive expressly reserves the right to pursue any and all remedies and damages available in equity and at law in the event that TSI breaches this provision, and TSI shall pay the reasonable attorneys’ fees and costs incurred by Executive that result from any such breach by TSI;
          (2) Willfully injuring any employee of TSI;
          (3) Willfully injuring any person in the course of the performance of services for TSI;
          (4) Executive’s lawful conviction and adjudication of the commission of a felony involving stealing, dishonesty, fraud or embezzlement.
               The decision to terminate Executive’s employment “for cause” shall be made by TSI’s Chief Executive Officer (“CEO”) in his reasonable discretion.
               c. Termination Upon Death, Incompetency or Disability. Notwithstanding Paragraph 3.l(a) above, TSI shall have the right to terminate Executive’s employment with TSI immediately and without prior written notice to Executive in the event that Executive dies, is adjudicated incompetent or is permanently disabled. If as a result of sickness or accident Executive becomes unable to adequately perform her regular duties hereunder for a period exceeding 120 days, and such condition appears to be permanent, Executive shall be considered permanently disabled. In such event, or in the event that Executive is adjudicated incompetent, Executive shall receive the guaranteed severance payment as outlined in Paragraph 3.l(a) of this Agreement, in addition to receiving any applicable disability insurance benefits under the disability insurance coverage, if any, furnished by TSI to the Executive.
4. GENERAL PROVISIONS
     4.1 SEVERABILITY. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability of such provision shall not affect the other provisions hereof, and this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision was omitted.
     4.2 RESTRICTIVE COVENANT. TSI and Executive each acknowledge and agree that the services to be performed by Executive under this Agreement are of a special, unique, extraordinary and intellectual character. Accordingly, Executive hereby agrees that during Executive’s employment with TSI, and for a period of up to one (1) year after the termination of Executive’s employment (the “non-compete period”), Executive shall be under a restrictive covenant prohibiting Executive from owning, operating, managing, participating in or being employed by any person, business or entity that is engaged in a competing business with TSI and which has competing businesses located within a five (5) mile radius of any of TSI’s U.S. operations; provided that TSI shall continue to pay Executive’s full salary and guaranteed bonus during any portion of the non-compete period that it wishes to enforce. The parties agree that the duration and geographic parameters of this restrictive covenant are reasonable to protect TSI’s legitimate business interests.

Additionally, Executive agrees that for a period of two (2) years following the termination of Executive’s employment with TSI, Executive shall not recruit, solicit and/or employ any member of TSI’s Information Technology (“IT”) staff, either for the benefit of Executive or any other third party.
     4.3 ATTORNEYS’ FEES AND COSTS. In the event a dispute arises between the parties hereto relating to the enforcement of any term or condition of this Agreement the prevailing party in any such dispute and/or resulting litigation shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses from the non-prevailing party, whether incurred during initial settlement negotiations, mediation, trial or in any appellate proceeding.
     4.4 GOVERNING LAW & VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Jurisdiction and venue for any legal proceeding or action at law or in equity arising out of this Agreement shall be placed in the State of New York, unless otherwise mutually agreed upon by the parties.
     4.5 ENTIRE AGREEMENT. This Agreement constitutes the full understanding and entire agreement between the parties with respect to Executive’s employment with TSI and supersedes all previous understandings, promises, representations and agreements, whether written or oral, heretofore made between TSI and Executive. No change or modification may be made to this Agreement except by instrument in writing duly executed by the parties hereto.
     4.6 NOTICE. Any and all notices or other communications provided for herein shall be given in writing and shall be hand delivered or sent by United States Mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

If to TSI:	Town Sports International, Inc. 888 7th Avenue New York, New York 10106 ATTN: CEO

with copies to:	Donovan & Gianuzzi 405 Park Avenue New York, New York 10022

If to Executive:	Jennifer Prue

with copies to:	Jill S. Schwartz, Esquire Jill S. Schwartz & Associates, P.A. 180 Park Avenue North, Suite 200 Winter Park, Florida 32789
provided, however, that any party may, from time to time, give notice to the other party of some other address to which notices or other communications to such party shall be sent, in which event, notices or other communications to such party shall be sent to such address. Any notice or other communication shall be deemed to have been given and received hereunder as of the date the same is actually hand delivered or, if mailed, when deposited in the United States mail, postage prepaid, registered or certified, return receipt requested.
     4.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
     4.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns and legal representatives.
     4.9 WAIVER. Failure on the part of any party hereto to exercise any right or option such party may have arising out of a breach of any provision(s) of this Agreement shall not be deemed a waiver of such right or option or any other right or option such party may have with respect to the continuation of such breach, any other existing breach or any subsequent breach.
          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date and year set forth above, with both parties expressly acknowledging and agreeing that the signatory for TSI has the duly authorized and express authority to bind the corporation.

TOWN SPORTS INTERNATIONAL, INC. (“TSI”)			Signed in the presence of:

BY:	/s/ Mark Smith		(Illegible)

Mark Smith
	ITS:	CEO

JENNIFER PRUE (“EXECUTIVE”)

/s/ Jennifer H. Prue			Signed in the presence of:

/s/ R.G. Pyle

R.G. Pyle